UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2024

Elevai Labs Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41875	85-1399981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o 120 Newport Center Drive, Ste. 250 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-794-4940

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ELAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officers

On June 21, 2024, Dr. Jordan Plews, notified the board of directors of the Company (the “Board”) of his intention to resign as chief executive officer of the Company, effective on the close of business on June 21, 2024. Dr. Plews’s resignation was not the result of any dispute or disagreement with the Company or the Board or any matter relating to the operation, policies or practices of the Company. Following the resignation, Dr. Plews will remain as chief executive officer of each of the Company’s subsidiaries, Elevai Skincare, Inc., and Elevai Biosciences, Inc. Dr. Plews will continue to oversee the operations of our subsidiaries of our established skincare aesthetics via Elevai Skincare, Inc. and the development and commercialization of aesthetic drug candidates via Elevai Biosciences, Inc.

The resignation of Dr. Plews has been approved by the nominating committee and the Board.

On June 20, 2024, we notified Brenda Buechler, our chief marketing officer, and Christoph Kraneiss, our chief commercial officer that each of them was involuntarily terminated without “cause” or laid off from employment as part of a wider job elimination/restructuring or reduction in force of the Company in order to streamline the Company’s operations and organizational structure. The Company is in the process of assessing the restructuring of each of the executive workflows, but as of the date of this Current Report does not intend to appoint new executives to fill the eliminated roles.

Appointment of Non-Employee Chief Executive Officer

On June 21, 2024, due to Dr. Plew’s resignation and at the recommendation of the Nomination Committee of the Board, the Board appointed our current chief financial officer and director, Mr. Graydon Bensler, as non-employee Chief Executive Officer of the Company. In relation to this appointment, Mr. Bensler’s related compensation will remain unchanged. Mr. Bensler will be made available to act as chief executive officer of the Company through an amended and restated consulting agreement, by and between the Company and GB Capital Ltd., a British Columbia, Canada corporation controlled by Mr. Bensler. Mr. Bensler accepted an appointment by the Board as of the close of business on June 21, 2024, and agreed to receive his ongoing compensation of two hundred thousand dollars per annum in exchange for his services. Mr. Bensler will remain as chief financial officer of the Company until his successor is identified. The amended and restated consulting agreement by and between the Company and GB Capital Ltd. is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibit 10.1.

Appointment of Non-Executive Chairman of the Board

On June 21, 2024, at the recommendation of the Nomination Committee of the Board, the Board appointed Mr. Braeden Lichti, as non-executive chairman and director of the Board to serve a term expiring at the annual general meeting of the Company in 2024 or until his successor is duly elected and qualified. Mr. Lichti will be made available to act as non-executive chairman and director of the Company through an amended and restated consulting agreement, by and between the Company and NorthStrive Companies Inc., a California corporation controlled by Mr. Lichti. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibit 10.2.

Mr. Lichti accepted an appointment by the Board as of the close of business on June 21, 2024, and agreed to receive ongoing compensation under the consulting agreement of one-hundred ninety-nine thousand, two hundred dollars per annum in exchange for his services. Mr. Lichti’s appointment letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibit 10.3.

As a material inducement of, and condition to, Mr. Lichti’s appointment, Mr. Lichti’s and the Company agreed to terminate that advisory agreement dated February 1, 2023, pursuant to an advisory agreement termination agreement as of June 21, 2024. The termination agreement by and between the Company and Mr. Lichti is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibit 10.4.

Braeden Lichti, a co-founder of our Company has served as our strategic consultant since July 2020 through his consulting firm. We believe Mr. Lichti will be a continued asset to the Board due to his network within the banking community, biotech and healthcare business community, and his experience identifying investment opportunities and restructuring companies.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Amended and Restated Consulting Agreement, by and between the Company and GB Capital Ltd.
10.2	Amended and Restated Consulting Agreement, by and between the Company and NorthStrive Companies Inc.
10.3	Chairman Appointment Letter to Mr. Braeden Lichti.
10.4	Termination Agreement by and between the Company and Mr. Lichti
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2024

Elevai Labs, Inc.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Executive Officer, and Director

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